CERTIFICATE OF TRUST                     Exhibit a(1)


     This Certificate of Trust of Merlin Funds Group (the "Trust) dated February 3, 1999, is being duly executed and filed by Joseph M. McCloud as Trustee, and Michael W. Patterson as Trustee, to form a business under the Delaware Business Trust Act (12 Del. C. ss.ss. 3801, et seq.):

     1.Name. The name of the business trust formed hereby is Merlin Funds Group.

     2.Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

     3.Effective Date.   This Certificate of Trust shall be effective  upon  the
       date and time of filing.

     4.Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally, or any other series of the Trust, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally, or any other series thereof, shall be enforceable against the assets of such series.

     5.The  Trust  will  become  a  registered   investment  company  under  the
       Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests in the Trust.

     IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Certificate of Trust as of the date first above written.


                               /s/ Michael W. Patterson
                              Michael W. Patterson, as Trustee and not
                              Individually


                               /s/ Joseph M. McCloud
                              Joseph M. McCloud, as Trustee and not
                              Individually
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